Exhibit 10.13

LEASE ADDENDUM NO. 1

THIS LEASE ADDENDUM NO. 1 (“Addendum No. 1”) is made and executed as of this 9th day of April, 2004, by and between 2795 E. COTTONWOOD PARKWAY, L.C., a Utah limited liability company (“Landlord”), and SONIC INNOVATIONS, INC., a Delaware corporation (“Tenant”), as an addendum to that certain Lease Agreement between Landlord and Tenant dated the 28th day of April, 1999, (the “Lease”). Landlord and Tenant are sometimes collectively referred to below as the “parties.”

RECITALS:

A. Pursuant to the Lease, Tenant leased from Landlord certain commercial office space in a building (the “Building”) constructed on real property owned by Landlord located at 2795 East Cottonwood Parkway in Salt Lake County, Utah, as more particularly described in the Lease.

B. The parties desire to extend the Term of the Lease for an additional term of five (5) years, reduce the Premises, and to otherwise modify and amend the Lease, subject to the terms and conditions of this Addendum No. 1.

NOW, THEREFORE, for and in consideration of the parties’ covenants and agreements contained herein and in the Lease, Landlord and Tenant covenant and agree as follows:

AGREEMENT:

1. Recitals. The recitals to this Addendum No. 1 are an integral part of the agreement and understanding of the parties, and are incorporated by reference in this Addendum No. 1.

2. Definitions. The definitions of certain of the capitalized terms used in this Addendum No. 1 not expressly defined in this Addendum No. 1 will have the respective meanings set forth in the Glossary of Defined Terms attached as Exhibit A to the Lease or elsewhere in the Lease.

3. Revised Lease Expiration Date; Duration; Extended Term. Notwithstanding any provision in the Lease to the contrary, the parties hereby stipulate and agree that the Term of the Lease will currently expire on August 31, 2004 (the “Lease Expiration Date”). As of the date of this Addendum No. 1, the Term of the Lease is hereby extended from September 1, 2004 (the “Effective Date”) through August 31, 2009 (the “Revised Lease Expiration Date”) and, unless terminated earlier under the terms of the Lease or this Addendum No. 1, the Term of the Lease will expire on the Revised Lease Expiration Date. The period of time beginning on the day following the Lease Expiration Date and continuing through the Revised Lease Expiration Date is referred to herein as the “Extended Term.” Upon the full execution and delivery of this Addendum No. 1, the Lease Extension Addendum attached as Exhibit “F” to the Lease is deleted in its entirety and is of no further force or effect.

4. Reduced Premises. As of the Effective Date, the Premises (as described in Section A of Part I of the Lease) shall be reduced by approximately 15,452 square feet of Rentable Area (13,437 usable square feet) (the “Relinquished Space”), so that the reduced Premises totals approximately 39,815 square feet of Rentable Area (35,965 usable square feet). The location of the reduced Premises is shown on the Floor Plan attached as Exhibit “A” to this Addendum No. 1. and the description of the Premises contained in Section A of Part I of the Lease is amended accordingly.

5. Termination of the Lease With Respect to the Relinquished Space. Subject to the satisfaction of the conditions set forth in this Section, as of the Effective Date, the Lease with respect to the Relinquished Space is cancelled and terminated and all right, title, and interest of Tenant in and to the Relinquished Space is extinguished. Such termination shall not release or discharge Tenant from any obligations that have accrued under the Lease with respect to the Relinquished Space prior to the Effective Date. Following such termination, Landlord and Tenant shall be relieved from any further liability under the Lease with respect to the Relinquished Space and the obligations of Landlord and Tenant to one another under the Lease with respect to the Relinquished Space shall be only those, which pursuant to the Lease or applicable law, expressly survive termination or expiration of the Lease. Notwithstanding the above, the termination of the Lease with respect to the Relinquished Space shall only become effective upon satisfaction of the following conditions:

(i) Landlord’s receipt of all Base Rent and Additional Rent accrued under the Lease with respect to the Relinquished Space through the Effective Date.

(ii) Tenant’s vacation of the Relinquished Space on or before the Effective Date, with the condition of the Relinquished Space on the Effective Date being that required by Sections 6.4 and 26 of the Lease, except for such maintenance and repairs as may be necessary to address any matters shown on the Property Inspection Report & Check List, dated April 1, 2004, attached hereto as Exhibit “B”, which shall be Landlord’s obligation.

Provided Tenant satisfies its obligations under item (ii) above, Landlord shall accept the Relinquished Space in its “AS-IS” condition, without any additional modification, improvement or refurbishing by Tenant.

6. Base Rent. As of the Effective Date, Section C of Part I of the Lease is hereby amended by the addition of the Extended Term and the applicable Base Rent for the Extended Term, as follows:

C. BASE RENT (Lease Provisions, Paragraph 5):

Lease Period	Monthly Base Rent	Annualized Base Rent
(9/1/04 – 8/31/05)	$70,505.73	$846,068.75
(9/1/05 – 8/31/06)	$72,496.48	$869,957.75
(9/1/06 – 8/31/07)	$74,487.23	$893,846.75
(9/1/07 – 8/31/08)	$76,477.98	$917,735.75
(9/1/08 – 8/31/09)	$78,468.73	$941,624.75

7. Extended Term Base Year. As of the Effective Date, Section D.1 of Part I of the Lease is deleted and the following language substituted therefor:

D. ADDITIONAL RENT (Lease Provisions, Paragraph 5.3):

1. Base Year (Lease Provisions, Paragraph 5.3.1): The Base Year for the initial Term ending August 31, 2004 shall be the Fiscal Year commencing January 1 through December 31, 1999. The Base Year for the Extended Term shall be the Fiscal Year commencing January 1 through December 31, 2004.

2. Tenant’s Share (Lease Provisions, Paragraph 5.3.1): Tenant’s Share for Tenant’s payment of Operating Expenses during the initial Term means Forty-two and 26/100 percent (42.26%). Tenant’s Share for Tenant’s payment of Operating Expenses during the Extended Term means Thirty and 44/100 percent (30.44%).

8. Parking Charge. As of the Effective Date, Section F of Part I of the Lease is deleted in its entirety and the following language substituted therefor:

F. PARKING CHARGE (Lease Provisions, Paragraph 5.5):

Tenant shall throughout the Lease Term, lease from Landlord up to a total of One Hundred Eighty (180) automobile parking spaces, of which Tenant may elect to lease up to twenty (20) assigned and covered automobile parking spaces at a cost of Zero Dollars ($0.00) per month per space for the Lease Term. The remainder of the automobile parking spaces leased by Tenant which Tenant does not elect to have assigned and covered shall be unassigned, uncovered parking spaces at a cost of Zero Dollars ($0.00) per month per space for the Lease Term. The above notwithstanding, Landlord shall, with 3-day advance notice from Tenant, make arrangements to accommodate Tenant’s requirement for 30 additional stalls (in the covered parking area, if possible) once every 45-60 days for Tenant’s board meetings.

9. Early Termination Option. Section 3.1 of the Lease is hereby deleted in its entirety and is of no further force or effect.

10. Security Deposit. As of the Effective Date, Section E of Part I of the Lease and Section 5.8 of the Lease are deleted.

11. Tenant Improvements. In connection with the Extended Term and following full execution and delivery of this Addendum No. 1, Landlord shall provide Tenant with a one-time Extended Term tenant improvement allowance of Two Hundred Sixty-Nine Thousand Seven Hundred Thirty-Seven and 50/100 Dollars ($269,737.50) (the “Extended Term Improvement Allowance”). The Extended Term Improvement Allowance shall be paid by Landlord as follows: (a) fifty percent (50%) of the Extended Term Improvement Allowance ($134,868.75) shall be paid to Tenant on the Effective Date; and (b) the remaining fifty percent (50%) of the Extended Term Improvement Allowance (“Remaining Extended Term Improvement Allowance”) in the amount of $134,868.75 shall be made available throughout the Extended Term and shall be used to install certain office and other tenant improvements for the Premises (the “Extended Term Improvements”). The Extended Term Improvements shall be of a quality and standard at least consistent with the improvements previously made by Landlord for the Premises and shall be constructed in accordance with plans and specifications supplied by Tenant and approved in writing by Landlord (“Plans”). The cost of the design and construction of the Extended Term Improvements shall be applied against the Remaining Extended Term Improvement Allowance. Tenant is not entitled to receive the unused portion of the Remaining Extended Term Improvement Allowance, if any. Other than the Tenant Improvements described above, Tenant hereby accepts the Premises for the Extension Term in its current “AS-IS” condition, without any additional modification, improvement or refurbishing by Landlord.

12. Option to Extend. Tenant shall have the right, upon written notice to Landlord no more than three hundred (300) days nor less than one hundred eighty (180) days prior to the end of the Extended Term (“Notice”), to extend the term of the Lease for up to two additional terms of five (5) years each (the “Additional Terms”); provided that Tenant is not in default of any of the terms, covenants, and conditions of the Lease, and that no fact or circumstance exists that with the giving of notice or the passage of time, or both, would constitute such a default, either at the time of exercise of said extension right or as of the effective date of extension. The Additional Term shall be under all of the same terms, covenants and conditions of the Lease, except that the Base Rent during the Additional Term shall be at the “Prevailing Rental Rate” which shall mean the rental rate determined for the most comparable office space located in the Cottonwood Corporate Center Project as of the date of the Notice. Landlord and Tenant shall endeavor in good faith to determine the Prevailing Rental Rate within thirty (30) calendar days after Landlord’s receipt of the Notice. If they cannot agree within thirty (30) calendar days, each shall appoint an appraiser who shall arrive at an estimate of the Prevailing Rental Rate within thirty (30) calendar days. If such estimates are within five percent (5%) of each other, the average of the two shall be the new Base Rent for the Additional Term. If the estimates are more than five percent (5%) apart, each appraiser shall select a third appraiser within five (5) calendar days or, if they fail to do so, Landlord shall select a third appraiser. The third appraiser shall prepare an estimate of the Prevailing Rental Rate as provided above within thirty (30) calendar days and the two closest of the three estimates shall be averaged to determine the new Base Rent for the Additional Term. No later than one hundred twenty (120) calendar days prior to the expiration of the Extended Term, Landlord and Tenant shall execute an amendment to the Lease stating the new Base Rent and expiration date of the Lease Term. If such an amendment is not fully executed for any reason as provided above, the Lease Term shall not be extended and the option granted hereunder shall terminate. The extension rights of Tenant hereunder shall be personal to the originally named Tenant and may be exercised only by the originally named Tenant (and not any assignee, sublessee or other Transferee of Tenant’s interest in this Lease) and only if the originally named Tenant occupies the majority of the reduced Premises (as shown on Exhibit “A” to this Addendum) as of the date it exercises the option to extend in accordance with the terms hereof. If Tenant fails to deliver a timely Notice, Tenant shall be considered to have elected not to exercise its option to extend. Any termination of the Lease during the initial Lease Term or Extended Term shall terminate all extension rights granted hereunder. The extension rights of Tenant hereunder shall not be severable from the Lease, nor may such rights be assigned or otherwise conveyed in connection with any permitted assignment of the Lease. During the Additional Term: (a) no abatement or other concession, if any, applicable to the initial Term or the Extended Term shall apply to the Additional Term; and (b) all leasehold improvements within the Premises shall be provided in their then-existing condition (on an “as-is” basis) at the time the Additional Term commences.

13. Brokers. Landlord and Tenant each represent to the other that it has had no dealings with any real estate broker, agent or finder in connection with the negotiation of this Addendum No. 1, except for NAI Utah, representing Tenant, and Gregory M. Gunn of Cottonwood Realty Services, representing Landlord, and that they know of no other real estate broker, agent or finder who is entitled to a commission or finder’s fee in connection with this Addendum No. 1. Each party shall indemnify, protect, defend and hold harmless the other party against all claims, demands, losses, liabilities, lawsuits, judgments, and costs and expenses (including reasonable attorney fees) for any leasing commission, finder’s fee, equivalent compensation alleged to be owing on account of the indemnifying parties’ dealings with any real estate broker, agent or finder other than the Broker. The parties hereto acknowledge that Gregory M. Gunn, the project listing agent, has a financial interest in this and other buildings within the Cottonwood Corporate Center. The terms of this Section 13 will survive the expiration or earlier termination of the Extended Term. Landlord shall pay the commission due the Broker pursuant to a separate agreement.

14. Other Provisions.

Tenant represents, warrants and agrees with Landlord as follows:

(a) The Lease and this Addendum No. 1 embody the entire agreement now existing with Landlord related to the Premises; and

(b) The Lease, as modified hereby, is in full force and effect; and

(c) The Lease, or any interest therein, has not been previously transferred, subleased, assigned or pledged by Tenant; and

(d) Tenant is not aware of any default by Tenant or Landlord under either the Lease or this Addendum No. 1.

Landlord represents, warrants and agrees with Tenant as follows:

(a) The Lease and this Addendum No. 1 embody the entire agreement now existing with Tenant related to the Premises; and

(b) The Lease, as modified hereby, is in full force and effect; and

(c) Landlord is not aware of any default by Tenant or Landlord under either the Lease or this Addendum No. 1.

General. Landlord and Tenant acknowledge and confirm that, in connection with or by reason of the Lease extension contained in this Addendum No. 1 or otherwise, no tenant improvement or refurbishing allowance or other amount shall be payable by Landlord, except as specifically provided in this Addendum No. 1. Landlord and Tenant also acknowledge and confirm that the Lease Commencement Date under the Lease was July 1, 1999, and the Revised Lease Expiration Date under the Lease, as amended hereby, is August 31, 2009, unless earlier terminated in accordance with the provisions of the Lease or this Addendum No. 1. Without limiting any provision respecting assignment or transfer as contained in the Lease, this Addendum No. 1 shall be binding upon and inure to the benefit of the respective legal representatives, and any authorized successors and assigns of the parties. This Addendum

No. 1 shall be governed by, and construed in accordance with, the laws of the State of Utah. All notices and other communications given pursuant to the Lease, as modified hereby, shall be made as provided in the Lease. Except as modified in this Addendum No. 1, the Lease is, and shall remain, in full force and effect. The Lease, as amended by this Addendum No. 1, shall not be further amended or modified except by a written instrument signed by the parties. In the event of any conflict between the terms of the Lease and this Addendum No. 1, this Addendum No. 1 shall control. The person executing this Addendum No. 1 on behalf of Tenant warrants and represents that: (a) Tenant is a duly organized and existing legal entity, in good standing in the State of Utah, and qualified to do business in the State of Utah; (b) Tenant has full right and authority to execute, deliver and perform this Addendum No. 1 and no approval or consent of any third party (other than the parties to this Addendum No. 1) is necessary to make such Addendum No. 1 effectual or otherwise valid and binding; and (c) the person executing this Addendum No. 1 on behalf of Tenant was authorized to do so. The person executing this Addendum No. 1 on behalf of Landlord warrants and represents that: (a) Landlord is a duly organized and existing legal entity, in good standing in the State of Utah; (b) Landlord has full right and authority to execute, deliver and perform this Addendum No. 1 and no approval or consent of any third party (other than the parties to this Addendum No. 1) is necessary to make this Addendum No. 1 effectual or otherwise valid and binding; and (c) the person executing this Addendum No. 1 on behalf of Landlord was authorized to do so. This Addendum No. 1 shall not be effective or binding unless and until it is fully executed and delivered by Landlord and Tenant. This Addendum No. 1 may be executed in multiple counterparts, each of which shall constitute an original and all of which taken together shall constitute one and the same instrument.

DATED and effective as of the date first written above.

LANDLORD:

2795 E. COTTONWOOD PARKWAY, L.C., a Utah limited liability company, by its following Manager

COTTONWOOD PARTNERS MANAGEMENT, LTD., a Utah limited partnership, by its following general partner, COTNET MANAGEMENT, INC., a Utah corporation

By:
JOHN L. WEST, President

TENANT:

SONIC INNOVATIONS, INC., a Delaware corporation

By:

EXHIBIT “A” not filed

EXHIBIT “B” not filed